EXHIBIT 99.1

HEICO Corporation Reports Record Sales and Operating Income for First Quarter of Fiscal 2012; Confirms Fiscal 2012 Net Sales and Net Income Growth Estimates

1st Quarter Net Income up 12% and Operating Income up 16% on 22% Increase in Net Sales

HOLLYWOOD, Fla. and MIAMI, Feb. 22, 2012 (GLOBE NEWSWIRE) -- HEICO CORPORATION (NYSE:HEI.A) (NYSE:HEI) today reported that net income increased 12% to $19,185,000, or 45 cents per diluted share, for the first quarter of fiscal 2012, up from $17,074,000, or 40 cents per diluted share, for the first quarter of fiscal 2011, which included a 2 cent per diluted share benefit from the retroactive extension of the R&D income tax credit.

Operating income increased 16% to a record $37,632,000 in the first quarter of fiscal 2012, up from $32,372,000 in the first quarter of fiscal 2011. Our consolidated operating margin was 17.7% in the first quarter of fiscal 2012 compared to 18.6% in the first quarter of fiscal 2011.

Net sales increased 22% to a record $212,655,000 in the first quarter of fiscal 2012, up from $174,219,000 in the first quarter of fiscal 2011.

Consolidated Results

Laurans A. Mendelson, HEICO's Chairman and CEO, commented on the Company's first quarter consolidated results stating, "We are very pleased to report record quarterly highs in consolidated net sales and operating income for our first quarter of fiscal 2012 driven principally by record all-time net sales and operating income within our Electronic Technologies Group and record first quarter net sales and operating income within our Flight Support Group.

Our net debt to shareholders' equity ratio was a low 25.9% as of January 31, 2012, with net debt (total debt less cash and cash equivalents) of $167.7 million reflecting the recent acquisitions of 3D Plus and Switchcraft. We have no significant debt maturities until fiscal 2017.

Cash flow used in operating activities for the first quarter of fiscal 2012 totaled $2.3 million, which was primarily driven by the timing of certain payments pertaining to fiscal 2011 year-end and first quarter fiscal 2012 payables. We continue to expect fiscal 2012 cash flow provided by operating activities to remain strong and approximate $120 - $130 million. Capital expenditures were $3.8 million in the first quarter of 2012 compared to $1.6 million in the first quarter of 2011. Capital expenditures in fiscal 2012 are anticipated to approximate $20 - $22 million.

Improved economic conditions and increased capacity within the airline industry resulted in higher demand for our Flight Support Group's products and services and strong sales growth for each of our reporting periods during fiscal 2011. Based on the general overall economic uncertainty, the commercial airline industry expects continued year-over-year capacity growth, but at a slower rate than that experienced during 2011. In our Electronic Technologies Group's markets, we generally anticipate stable demand for our products, but recognize that government deficits and uncertain spending plans may moderate demand for certain of our defense products.

Based on current market conditions, we continue to estimate fiscal 2012 growth of 15% to 18% in net sales and 10% to 12% in net income over fiscal 2011 levels, with consolidated operating income approximating $155 million and depreciation and amortization approximating $30 million. These estimates include the recent acquisitions of 3D Plus and Switchcraft, but exclude additional acquisitions, if any. Consistent with our long-term growth goals, management continues to target net income growth of 20% for the full fiscal 2012 year, but it remains too early in the year for us to make such predictions."

Flight Support Group

Eric A. Mendelson, HEICO'S Co-President and President of HEICO'S Flight Support Group, commented on the Flight Support Group's first quarter results stating, "We are pleased to report another strong quarter for the Flight Support Group, with year-over-year increases noted in net sales, operating income and operating margins.

Net sales of the Flight Support Group increased 15% for the first quarter of fiscal 2012 to $138.9 million, up from $120.6 million for the first quarter of fiscal 2011. The increase in net sales in the first quarter of fiscal 2012 reflects organic growth approximating 10% as well as additional net sales contributed by an acquisition in the first quarter of fiscal 2011. The organic growth in the Flight Support Group principally reflects increased market penetration within certain of our industrial product lines and within certain of our aerospace repair and overhaul services as compared to the first quarter of fiscal 2011.

Operating income of the Flight Support Group increased 25% to $25.5 million for the first quarter of fiscal 2012, up from $20.4 million for the first quarter of fiscal 2011, principally reflecting higher sales volumes and improved operating margins.

Operating margins of the Flight Support Group were 18.4% for the first quarter of fiscal 2012, compared to 16.9% reported for the first quarter of 2011. The increase in the operating margin for the first quarter of fiscal 2012 principally reflects a favorable product mix and the favorable impact on operating margins that higher sales have on the fixed portion of our operating expenses."

Electronic Technologies Group

Victor H. Mendelson, HEICO'S Co-President and President of HEICO'S Electronic Technologies Group, commented on the Electronic Technologies Group's first quarter results stating, "We are very pleased to report record quarterly highs in consolidated net sales and operating income for the first quarter of fiscal 2012 driven principally by growth through acquiring profitable, well managed businesses as well as organic growth.

Net sales of the Electronic Technologies Group increased 38% for the first quarter of fiscal 2012 to a record $74.5 million, up from $53.9 million for the first quarter of fiscal 2011. The increase in net sales for the first quarter of fiscal 2012 reflects additional net sales of approximately $17 million contributed from the acquisitions of Switchcraft, Inc. in November 2011 and 3D Plus SA in September 2011 and organic growth approximating 7%. The organic growth in the Electronic Technologies Group principally reflects continued strength in demand for certain of our medical and defense products.

Operating income of the Electronic Technologies Group increased 4% to a record $16.2 million for the first quarter of fiscal 2012, up from $15.5 million for the first quarter of fiscal 2011, principally reflecting the operating income contributed by the recently acquired businesses.

Operating margins of the Electronic Technologies Group were 21.8% for the first quarter of fiscal 2012 compared to 28.8% for the first quarter of fiscal 2011. The decrease in operating margins for the first quarter of fiscal 2012 principally reflects the impact from the lower operating margin realized by our French subsidiary, 3D Plus, and a more favorable product mix in the first quarter of fiscal 2011. The lower operating margin realized by 3D Plus is principally attributed to softer orders for certain of its products in the first quarter of fiscal 2012 resulting primarily from the economic uncertainty throughout Europe and approximately $1.2 million associated with amortization of intangible assets and inventory purchase accounting adjustments. As we have discussed before, variations in product mix and the timing of customer delivery requirements may cause the operating income and operating margins of the Electronic Technologies Group to vary from quarter to quarter. Excluding 3D Plus, the Electronic Technologies Group's operating margins for the first quarter of fiscal 2012 would have been approximately 25%, which is comparable to the Electronic Technologies Group's full year operating margins, which normally approximate 25% to 26%."

(NOTE: HEICO has two classes of common stock traded on the NYSE. Both classes, the Class A Common Stock (HEI.A) and the Common Stock (HEI), are virtually identical in all economic respects. The only difference between the share classes is the voting rights. The Class A Common Stock (HEI.A) receives 1/10 vote per share and the Common Stock (HEI) receives one vote per share.)

As previously announced, HEICO will hold a conference call on Thursday, February 23, 2012 at 9:00 a.m. Eastern Standard Time to discuss its first quarter results. Individuals wishing to participate in the conference call should dial:  U.S. and Canada (877) 586-4323, International (706) 679-0934, wait for the conference operator and provide the operator with the Conference ID 52418568. A digital replay will be available two hours after the completion of the conference for 14 days. To access, dial: (404) 537-3406, and enter the Conference ID 52418568.

There are currently approximately 25.1 million shares of HEICO's Class A Common Stock (HEI.A) outstanding and 17.1 million shares of HEICO's Common Stock (HEI) outstanding. The stock symbols for HEICO's two classes of common stock on most web sites are HEI.A and HEI. However, some web sites change HEICO's Class A Common Stock trading symbol (HEI.A) to HEI/A or HEIa.

HEICO Corporation is engaged primarily in certain niche segments of the aviation, defense, space, medical, telecommunication and electronic industries through its Hollywood, Florida-based Flight Support Group and its Miami, Florida-based Electronic Technologies Group. HEICO's customers include a majority of the world's airlines and overhaul shops as well as numerous defense and space contractors and military agencies worldwide in addition to medical, telecommunication and electronic equipment manufacturers. For more information about HEICO, please visit our web site at http://www.heico.com.

Certain statements in this press release constitute forward-looking statements, which are subject to risks, uncertainties and contingencies. HEICO's actual results may differ materially from those expressed in or implied by those forward-looking statements as a result of factors including, but not limited to: lower demand for commercial air travel or airline fleet changes, which could cause lower demand for our goods and services; product specification costs and requirements, which could cause an increase to our costs to complete contracts; governmental and regulatory demands, export policies and restrictions, reductions in defense, space or homeland security spending by U.S. and/or foreign customers or competition from existing and new competitors, which could reduce our sales; HEICO's ability to introduce new products and product pricing levels, which could reduce our sales or sales growth; and HEICO's ability to make acquisitions and achieve operating synergies from acquired businesses, customer credit risk, interest and income tax rates and economic conditions within and outside of the aviation, defense, space, medical, telecommunication and electronic industries, which could negatively impact our costs and revenues. Parties receiving this material are encouraged to review all of HEICO's filings with the Securities and Exchange Commission, including, but not limited to filings on Form 10-K, Form 10-Q and Form 8-K. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except to the extent required by applicable law.

HEICO CORPORATION
Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended January 31,
	2012	2011
Net sales	$212,655,000	$174,219,000
Cost of sales	134,407,000	110,293,000
Selling, general and administrative expenses	40,616,000	31,554,000
Operating income	37,632,000	32,372,000
Interest expense	(610,000)	(54,000)
Other income	144,000	55,000
Income before income taxes and noncontrolling interests	37,166,000	32,373,000
Income tax expense	12,700,000	9,850,000
Net income from consolidated operations	24,466,000	22,523,000
Less: Net income attributable to noncontrolling interests	5,281,000	5,449,000
Net income attributable to HEICO	$19,185,000	$17,074,000	(a)

Net income per share attributable to HEICO shareholders: (b)
Basic	$.46	$.41	(a)
Diluted	$.45	$.40	(a)

Weighted average number of common shares outstanding: (b)
Basic	42,089,107	41,359,593
Diluted	42,628,154	42,385,279

	Three Months Ended January 31,
	2012	2011
Operating segment information: --
Net sales:
Flight Support Group	$138,867,000	$120,641,000
Electronic Technologies Group	74,471,000	53,939,000
Intersegment sales	(683,000)	(361,000)
	$212,655,000	$174,219,000

Operating income:
Flight Support Group	$25,507,000	$20,429,000
Electronic Technologies Group	16,205,000	15,538,000
Other, primarily corporate	(4,080,000)	(3,595,000)
	$37,632,000	$32,372,000

HEICO CORPORATION

Footnotes to Condensed Consolidated Statements of Operations (Unaudited)

(a) In December 2010, Section 41 of the Internal Revenue Code, "Credit for Increasing Research Activities," was retroactively extended for two years to cover the period from January 1, 2010 to December 31, 2011. As a result, we recognized an income tax credit for qualified research and development activities for the last ten months of fiscal 2010 in the first quarter of fiscal 2011. The tax credit, net of expenses, increased net income attributable to HEICO by approximately $.8 million, or $.02 per diluted share, in the first quarter of fiscal 2011.

(b) All fiscal 2011 share and per share information has been adjusted retrospectively to reflect a 5-for-4 stock split effected in April 2011.

HEICO CORPORATION
Condensed Consolidated Balance Sheets (Unaudited)

	January 31, 2012	October 31, 2011
Cash and cash equivalents	$23,091,000	$17,500,000
Accounts receivable, net	108,012,000	106,414,000
Inventories, net	183,786,000	164,967,000
Prepaid expenses and other current assets	33,592,000	27,757,000
Total current assets	348,481,000	316,638,000
Property, plant and equipment, net	77,126,000	67,074,000
Goodwill	516,246,000	443,402,000
Intangible assets, net	145,542,000	78,157,000
Other assets	45,104,000	35,798,000
Total assets	$1,132,499,000	$941,069,000

Current maturities of long-term debt	$313,000	$335,000
Other current liabilities	99,407,000	123,055,000
Total current liabilities	99,720,000	123,390,000
Long-term debt, net of current maturities	190,467,000	39,823,000
Deferred income taxes	88,853,000	58,899,000
Other long-term liabilities	40,129,000	33,373,000
Total liabilities	419,169,000	255,485,000
Redeemable noncontrolling interests	66,217,000	65,430,000
Shareholders' equity	647,113,000	620,154,000
Total liabilities and equity	$1,132,499,000	$941,069,000

HEICO CORPORATION
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended January 31,
	2012	2011
Operating Activities:
Net income from consolidated operations	$24,466,000	$22,523,000
Depreciation and amortization	6,975,000	4,307,000
Deferred income tax provision	851,000	347,000
Tax benefit from stock option exercises	13,026,000	7,695,000
Excess tax benefit from stock option exercises	(11,983,000)	(6,359,000)
Stock option compensation expense	942,000	543,000
Decrease in accounts receivable	4,189,000	4,836,000
Increase in inventories	(5,885,000)	(2,045,000)
Increase in prepaid expenses and other current assets	(7,666,000)	(2,534,000)
Decrease in current liabilities	(27,263,000)	(6,201,000)
Other	98,000	435,000
Net cash (used in) provided by operating activities	(2,250,000)	23,547,000

Investing Activities:
Acquisitions, net of cash acquired	(142,328,000)	(22,588,000)
Capital expenditures	(3,788,000)	(1,637,000)
Other	(107,000)	6,000
Net cash used in investing activities	(146,223,000)	(24,219,000)

Financing Activities:
Borrowings on revolving credit facility, net	151,000,000	10,000,000
Excess tax benefit from stock option exercises	11,983,000	6,359,000
Redemptions of common stock related to stock option exercises	—	(4,371,000)
Distributions to noncontrolling interests	(3,006,000)	(2,269,000)
Cash dividends paid	(2,526,000)	(1,990,000)
Revolving credit facility issuance costs	(3,028,000)	—
Proceeds from stock option exercises	79,000	295,000
Other	(93,000)	(59,000)
Net cash provided by financing activities	154,409,000	7,965,000

Effect of exchange rate changes on cash	(345,000)	29,000

Net increase in cash and cash equivalents	5,591,000	7,322,000
Cash and cash equivalents at beginning of year	17,500,000	6,543,000
Cash and cash equivalents at end of period	$23,091,000	$13,865,000
CONTACT: Thomas S. Irwin
         (954) 987-4000 ext. 7560
         Victor H. Mendelson
         (305) 374-1745 ext. 7590